Exhibit (g)(3)

____________, 2010

State Street Bank and Trust Company
Lafayette Corporate Center
2 Avenue de Lafayette
Boston, Massachusetts 02111
Attn:____________________[name], ________________[title]

          Re:      Custodian Services Agreement

Ladies and Gentlemen:

          Reference is made to the Custodian Services Agreement, dated as of January 1, 2007 (as amended to date, the “Agreement”), by and among State Street Bank and Trust Company, a Massachusetts trust company, and certain registered management investment companies affiliated with Legg Mason, Inc.

          Please be advised that Legg Mason Partners Premium Money Market Trust (the “Fund”) has established a new series of shares to be known as Western Asset Premium Tax Free Reserves (the “Portfolio”). In accordance with Section 13(d) of the Agreement, the Fund hereby requests that your bank act as Custodian with respect to its Portfolio under the terms of the Agreement.

          Except to the extent expressly set forth herein, this letter shall not be deemed to otherwise amend or modify any term of the Agreement. Please sign below to evidence your consent and agreement to the above.

LEGG MASON PARTNERS PREMIUM MONEY MARKET TRUST
on behalf of its series, Western Asset Premium Tax Free Reserves

By:

Name:
Title:

Consented and Agreed to:

STATE STREET BANK AND TRUST COMPANY

By:

Name:
Title:
Effective Date: